SCHEDULE 14A

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(A)

OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant ☒                             Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to sec.240.14a-12

STAR SCIENTIFIC, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

November 15, 2006

Dear Fellow Stockholders:

On behalf of the Board of Directors, I cordially invite you to attend the 2006 Annual Meeting of the stockholders of Star Scientific, Inc. to be held at the James River Salon of The Omni Richmond Hotel, 100 South Twelfth Street, Richmond, Virginia, on Friday, December 15, 2006, at 10:00 A.M., Eastern Standard Time. The matters to be considered by the stockholders at the Annual Meeting are described in detail in the accompanying materials.

IT IS IMPORTANT THAT YOU BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER YOU ARE ABLE TO ATTEND THE ANNUAL MEETING IN PERSON. Let me urge you to mark, sign and date your proxy card today and to return it in the envelope provided.

Sincerely,

Paul L. Perito

Chairman of the Board of Directors,

President and Chief Operating Officer

STAR SCIENTIFIC, INC.

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 15, 2006

To the Stockholders of Star Scientific, Inc.:

Notice is hereby given that the annual meeting of stockholders of Star Scientific, Inc., a Delaware corporation (the “Company”), will be held at the James River Salon of The Omni Richmond Hotel, 100 South Twelfth Street, Richmond, Virginia, on Friday, December 15, 2006, at 10:00 A.M., Eastern Standard Time (the “Annual Meeting”). The matters to be considered by stockholders at the Annual Meeting are:

1.	a proposal to elect directors to the Company’s Board of Directors for one-year terms;

2.	a proposal to re-approve the Company’s 2000 Performance Bonus Plan;

3.	a proposal to ratify the appointment of Aidman, Piser & Company, P.A. as the Company’s independent auditor to audit the Company’s 2006 financial statements; and

4.	to act upon such other matters as may properly come before the annual meeting or any adjournments or postponements of the Annual Meeting.

The foregoing matters are described in more detail in the accompanying Proxy Statement. In addition, financial and other information about the Company is contained in the accompanying Annual Report to Stockholders for the fiscal year ended December 31, 2005.

The Board of Directors has fixed the close of business on November 3, 2006, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. Consequently, only stockholders of record at the close of business on November 3, 2006, will be entitled to notice of and to vote at the Annual Meeting. It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. A Proxy Statement, proxy card and self-addressed envelope are enclosed. Whether or not you plan to attend the Annual Meeting in person, please complete, date and sign the proxy card. Return it promptly in the envelope provided, which requires no postage if mailed in the United States. If you are the record holder of your shares and you attend the meeting, you may withdraw your proxy and vote in person, if you so choose.

FOR ADMISSION TO THE MEETING, ALL STOCKHOLDERS SHOULD COME TO THE STOCKHOLDER CHECK-IN TABLE. THOSE WHO OWN SHARES IN THEIR OWN NAMES SHOULD PROVIDE IDENTIFICATION AND HAVE THEIR OWNERSHIP VERIFIED AGAINST THE LIST OF REGISTERED STOCKHOLDERS AS OF THE RECORD DATE. THOSE WHO HAVE BENEFICIAL OWNERSHIP OF STOCK THROUGH A BANK OR BROKER MUST BRING ACCOUNT STATEMENTS OR LETTERS FROM THEIR BANKS OR BROKERS INDICATING THAT THEY OWNED STAR SCIENTIFIC COMMON STOCK AS OF NOVEMBER 3, 2006. IN ORDER TO VOTE AT THE ANNUAL MEETING, BENEFICIAL OWNERS OF STOCK MUST BRING LEGAL PROXIES, WHICH THEY CAN OBTAIN ONLY FROM THEIR BROKERS OR BANKS.

By Order of the Board of Directors

Robert E. Pokusa
Secretary and General Counsel

Chester, Virginia

November 15, 2006

STAR SCIENTIFIC, INC.

801 LIBERTY WAY

CHESTER, VIRGINIA 23836

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 15, 2006

This Proxy Statement and the accompanying proxy card and notice of annual meeting are provided in connection with the solicitation of proxies by and on behalf of the Board of Directors of Star Scientific, Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held at the James River Salon of The Omni Richmond Hotel, located at 100 South Twelfth Street, Richmond, Virginia, on Friday, December 15, 2006, at 10:00 A.M., Eastern Standard Time, and any adjournments or postponements thereof (the “Annual Meeting”). “We,” “our,” “us,” “the Company” and “Star” each refer to Star Scientific, Inc. The mailing address of our principal executive office is 801 Liberty Way, Chester, Virginia 23836. This Proxy Statement, the accompanying proxy card and the notice of Annual Meeting are first being mailed on or about November 15, 2006, to holders of record as of November 3, 2006, of our common stock, par value $0.0001 per share (“Common Stock”).

A proxy may confer discretionary authority to vote with respect to any matter presented at the Annual Meeting, except as set forth in the proxy and except for matters proposed by a stockholder who notifies the Company not later than the close of business on the fifteenth day following the day on which the Notice of Annual Meeting of Stockholders was mailed by the Company. At the date hereof, management has no knowledge of any business that will be presented for consideration at the Annual Meeting and which would be required to be set forth in this proxy statement or the related proxy card other than the matters set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented at the Annual Meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Matters to be Considered at the Annual Meeting

At the Annual Meeting, stockholders of the Company’s Common Stock will vote upon:

1.	a proposal to elect directors to the Company’s Board of Directors for one-year terms;

2.	a proposal to re-approve the Company’s 2000 Performance Bonus Plan (the “Bonus Plan”);

3.	a proposal to ratify the appointment of Aidman, Piser & Company, P.A. as the Company’s independent auditor to audit the Company’s 2006 financial statements; and

4.	any other matters as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

VOTING SECURITIES

Record Date; Outstanding Shares; Shares Entitled to Vote

Our Board of Directors has fixed the close of business on November 3, 2006, as the record date (“Record Date”) for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, we had 79,151,415 shares of Common Stock issued and outstanding held by approximately 718 stockholders of record. We have no other class of voting securities outstanding.

Stockholders of record on the Record Date will be entitled to one vote per share of Common Stock on any matter that may properly come before the Annual Meeting and any adjournments or postponements of the meeting.

Quorum and Vote Required

The presence, in person or by duly executed proxy, of stockholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting is required in order to constitute a quorum. If a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned or postponed to solicit additional proxies.

If a quorum is present, (1) the members of the Board of Directors must be elected by a plurality of votes properly cast at the Annual Meeting and (2) the proposals to re-approve the Bonus Plan, ratify the appointment of Aidman, Piser & Company, P.A. as the Company’s independent auditor, and such other matters as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting must be approved by the affirmative vote of a majority of the votes properly cast at the Annual Meeting.

Voting; Proxies; Revocation

Proxies are being solicited on behalf of our Board of Directors. Shares of our Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked prior to or at the Annual Meeting, will be voted at the Annual Meeting, and at any adjournments, continuations or postponements of the Annual Meeting, in accordance with the instructions on the proxies. If a proxy is duly executed and submitted without instructions, the shares of Common Stock represented by that proxy will be voted “FOR”:

1.	a proposal to elect directors to the Company’ s Board of Directors for one-year terms;

2.	a proposal to re-approve the Company’s 2000 Performance Bonus Plan (the “Bonus Plan”);

3.	a proposal to ratify the appointment of Aidman, Piser & Company, P.A. as the Company’s independent auditor to audit the Company’s 2006 financial statements; and

4.	any other matters as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The person who executes a proxy may revoke it at, or before, the Annual Meeting by: (A) delivering to our Secretary a written notice of revocation of a previously delivered proxy bearing a later date than the proxy, (B) duly executing, dating and delivering to our Secretary a subsequent proxy, or (C) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy. Any written notice revoking a proxy should be delivered to Star Scientific, Inc., 801 Liberty Way, Chester, Virginia, 23836. If your shares of Common Stock are held in a brokerage account, you must follow your broker’s instructions to revoke a proxy.

Abstentions and Broker Non-Votes

Broker non-votes occur when a nominee holding shares of voting securities for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Abstentions, withheld votes, and broker non-votes are included in determining whether a quorum is present but are not deemed a vote cast “For” or “Against” a given proposal, and therefore are not included in the tabulation of the voting results. As such, abstentions, withheld votes, and broker non-votes do not affect the voting results with respect to the election of directors or the issues requiring the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will have the effect of a vote against the approval of any items requiring the affirmative vote of the holders of a majority or greater of the outstanding common stock present and entitled to vote at the Annual Meeting.

Proxy Solicitation

We are soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding Common Stock for the benefit of others so that such brokerage houses, fiduciaries and custodians may forward the solicitation materials to such beneficial owners. We may reimburse persons representing beneficial owners of Common Stock for their expenses in forwarding solicitation materials to those beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other regular employees of the Company. No additional compensation will be paid to our directors, officers or other regular employees for these services.

Business; Adjournments

We do not expect that any matter other than the proposals presented in this proxy statement will be brought before the Annual Meeting. However, if other matters are properly presented at the Annual Meeting or any adjournment or postponement of the Annual Meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

If a quorum is not present at our Annual Meeting, the Annual Meeting may be adjourned or postponed until a quorum is present by the affirmative vote of a majority of the votes present in person or by proxy at the Annual Meeting. Any business may be transacted at the adjourned meeting which might have been transacted at the annual meeting originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. The Company does not currently intend to seek an adjournment of the Annual Meeting.

PROPOSAL 1:

ELECTION OF DIRECTORS

Six directors are to be elected at the Annual Meeting to serve until the next annual meeting of the stockholders or until their respective successors are elected or appointed or until their earlier removal or resignation. Nominees for election to the Board of Directors shall be elected by a plurality of votes properly cast at the Annual Meeting.

The Board of Directors has no reason to believe that the persons listed below as nominees for directors will be unable or decline to serve if elected. In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, proxies cast for that nominee may be voted with discretionary authority for a substitute or substitutes as shall be designated by the Board of Directors.

The Board of Directors recommends that you vote “FOR” all of the nominees listed below.

Nominees for Election at the Annual Meeting

Set forth below is biographical information for each person nominated to the Board of Directors.

Christopher C. Chapman, Jr., M.D. Dr. Chapman, 54, has served as a member of the Board since September 22, 2005. Since it was founded in 1999, Dr. Chapman has served as Chairman and CEO of Chapman Pharmaceutical Consulting, Inc., which provides expert medical consultation on the development and management of domestic and global product development programs for biotech, pharmaceutical and medical device products. He was Senior Director of Medical Affairs with Quintiles/BRI, the largest contract research organization (CRO) in the U.S., from 1995-2000. In that capacity, Dr. Chapman had oversight responsibility for the support of new drug applications (NDA), clinical studies and device submissions to the FDA for approval. From 1992-1994, Dr. Chapman was Medical Director at Regeneron Pharmaceuticals. He currently serves as chairman of the Chapman Pharmaceutical Health Foundation and is also a member of the board of directors of Biovest. Dr. Chapman is a graduate of the Georgetown University School of Medicine in Washington, DC.

Marc D. Oken. Mr. Oken, 60, has served as a member of the Board since October 11, 2005. Mr. Oken is managing partner of Falfurrias Capital Partners, a private equity firm. In October 2005, Mr. Oken retired as Chief Financial Officer of Bank of America Corporation, a position he held since 2004. Prior to his appointment as Chief Financial Officer, Mr. Oken was Principal Financial Executive, a position he held since joining the bank in 1989. As CFO, Mr. Oken was responsible for finance, supply chain management, corporate treasury, corporate investments, corporate workplace, and investor relations. He served as the Transition Executive for the mergers with Fleet Boston Financial Corporation and credit card provider MBNA Corporation. From 1981 to 1983, he was a Fellow with the Securities and Exchange Commission, serving as principal advisor to the SEC’s chief accountant on matters relating to financial service industry accounting and disclosure. Mr. Oken was a partner with Price Waterhouse, and was associated with that firm from 1974 to 1981 and 1983 to 1989. Mr. Oken currently serves as a member of the Board of Directors of Marsh & McLennan Companies, Inc. and Sonoco. He is the past chairman of the board of trustees of the Mint Museum of Art in Charlotte and the Charlotte Symphony Orchestra, and a member of the board of trustees of the Charlotte Country Day School and the North Carolina Museum of Art Foundation. Mr. Oken earned an undergraduate degree in business administration in 1968 from Loyola College in Baltimore, Maryland, and a master’s degree in business administration in 1973 from the University of West Florida. He is a Vietnam veteran who served as a U.S. Navy aviator from 1968 to 1973.

Paul L. Perito. Mr. Perito, 69, is the Company’s Chairman, President and Chief Operating Officer. He has served as Chairman of the Company since August 2000, as a director of the Company since December 1999 and as the Company’s President and Chief Operating Officer since November 1999. Mr. Perito served as the Company’s Executive Vice President, General Counsel and Chief Ethics Officer from June 1999 through November 1999. Previously, Mr. Perito was a senior partner in the law firm of Paul, Hastings, Janofsky & Walker LLP (“PHJ&W”) from July 1991 until June 1999 when he became a senior counsel to the firm at the time he joined the Company. Mr. Perito resigned his position as senior counsel to PHJ&W as of March 31, 2001 after serving as National Co-Chair of the White Collar Corporate Defense Practice Group at PHJ&W since 1991, and

Chair of the Litigation Department in that firm’s Washington, D.C. office since 1995. Prior to his re-entry into private practice, he served as Chief Counsel and Deputy Director of the White House Special Action Office on Drug Abuse Prevention (“Drug Czar’s Office”) from 1971 to 1973. Mr. Perito was confirmed by the Senate for that position in March 1972. From 1970 to 1971, Mr. Perito served as Chief Counsel and Staff Director to the U.S. House of Representatives Select Committee on Crime. Immediately prior to serving the Congress, Mr. Perito was an Assistant United States Attorney in the Southern District of New York, U.S. Department of Justice from 1966 to 1970. Mr. Perito graduated from Tufts University, Magna Cum Laude and Phi Beta Kappa and from the Harvard Law School. Mr. Perito was a Rotary International Scholar at the Victoria University of Manchester in Manchester, England and in Lund University, Lund, Sweden in P.P.E. in 1960-61 before entering Harvard Law School. Mr. Perito graduated from Harvard Law School (LLB/JD), as an Edward John Noble Scholar, in 1964 and was thereafter admitted to the Bar of the Commonwealth of Massachusetts. He is also a member of the District of Columbia Bar and is admitted to practice in numerous federal District Courts, Courts of Appeal and the United States Supreme Court. Mr. Perito is the President of the Harvard Law School Association of the District of Columbia, a member of the Executive Committee of the Harvard Law School Association, and Secretary to the Harvard Law School Association. He is Chairman of the Harvard Law School Class of 1964 Reunion and Fund Committees, Co-Chair of the World Alumni Congress 2006-2007 and Class Agent for the Harvard Law School Fund 2006-2007. Also, Mr. Perito is a member of the International Board of Overseers of Tufts University.

Leo S. Tonkin. Mr. Tonkin, 69, has served as a director of the Company since October 1998. He established the Washington Workshops Foundation in 1967, and has served as Founding Director since that time. Since 1999 he also has served as President and Director of Travel Seminars, Inc. He served as a member of the White House Conference on Youth in 1971, Special Assistant to the Chairman of the U.S. House of Representatives Select Committee on Crime, Legal Consultant to the U.S. House of Representatives Higher Education Subcommittee, Minority Counsel to the U.S. House of Representatives Select Committee on Government Research, and Executive Director of the Commissioners’ Council on Higher Education in Washington, D.C. He has served as Chairman of the Board of Trustees of St. Thomas Aquinas College and as a Board member of Southeastern University and Immaculata College. He is a vice president of the London, England Federation of Youth Clubs and is an advisor to the Retinitis Pigmentosa Foundation in California. Mr. Tonkin is a graduate of Johns Hopkins University and received his law degree from Harvard Law School. He holds an honorary Doctor of Pedagogy degree from St. Thomas Aquinas College and the State University of New York.

David C. Vorhoff. Mr. Vorhoff, 51, has served as a member of the Board since October 11, 2005. Mr. Vorhoff is a co-founding partner of McColl Partners in Charlotte, North Carolina and has served as its president since its founding in 2001. McColl Partners provides investment banking services to middle-market companies and financial institutions, and advises clients in three primary areas: mergers and acquisitions; raising private capital; and strategic advisory and valuation assignment. The founders of McColl Partners include Mr. Vorhoff and Hugh L. McColl, Jr., the former Chairman and Chief Executive Officer of Bank of America. Prior to 2001, Mr. Vorhoff was a Managing Director of Bank of America Securities Health Care Group and NationsBank Montgomery Securities Health Care Group in New York; and NationsBank Capital Markets Mergers and Acquisitions Group in Charlotte, NC. Mr. Vorhoff is a Phi Beta Kappa graduate of the University of North Carolina at Chapel Hill, and he obtained a master’s degree in business administration from the Kenan-Flagler Business School at the University of North Carolina.

Jonnie R. Williams. Mr. Williams, 51, has served as the Company’s Chief Executive Officer since November 1999 and has served as a director of the Company since 1998. Mr. Williams was one of the original founders of Star Tobacco, Inc., and served as Chief Operating Officer (“COO”), and Executive Vice President (“EVP”) until July 1999. On July 1, 1999, in order to concentrate upon the expanding demands of the Company’s sales and new product development, Mr. Williams resigned as COO and EVP to assume the primary responsibilities of Director of Product Development and Sales. Mr. Williams, a principal stockholder of the Company, is also the inventor of the StarCured® tobacco curing process for preventing or significantly retarding the formation of TSNAs in tobacco and tobacco smoke. Mr. Williams has been involved in venture capital start-up bio-tech companies for over a decade where he has been either a major shareholder or a co-founder of the following companies: LaserSight, LaserVision and VISX. Mr. Williams is also one of the owners of Regent Court Technologies LLC and is a principal in Jonnie Williams Venture Capital Corp.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

The Board of Directors

Our Board of Directors held ten meetings during 2005. In 2005, each of the then current directors attended the 2005 Annual Meeting of Stockholders and at least 75% of the aggregate of all meetings of the Board of Directors and each member of a committee of the Board of Directors attended at least 75% of the committee’s meetings during the period he served thereon. All directors are expected to attend each meeting of the Board of Directors, the meetings of the committees on which they serve, and are also encouraged to attend the Annual Meeting of Stockholders.

Although the Company has not to date developed a formal processes whereby stockholders can communicate directly with members of the Board of Directors, we believe that the informal process whereby stockholders communicate with the Company’s Secretary, who subsequently relays such communications to the Board of Directors, has adequately served the stockholders’ needs with regard to communications with the Board of Directors. In light of the recently adopted SEC disclosure requirements relating to stockholder communication with the Board of Directors, the Board of Directors may consider developing more formal procedures to facilitate such a dialog. Until such time, however, any communications intended for the Board of Directors should be sent to it in care of the Secretary.

Director Ambassador Gerald P. Carmen is not standing for reelection to the Board of Directors at the Annual Meeting, but will serve out his term as director through the Annual Meeting.

If the nominees for the Board of Directors are duly elected at the Annual Meeting, then Leo S. Tonkin, Christopher C. Chapman, Jr., Marc D. Oken, and David C. Vorhoff will each serve as an independent director as the term is defined in rules of the NASDAQ.

The Committees of the Board of Directors

The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Nominating Committee.

Audit Committee.    The Audit Committee consists of Leo S. Tonkin, who serves as the Chair, Gerald P. Carmen and Christopher C. Chapman, Jr. Both Messrs. Tonkin and Chapman qualify as independent directors under the NASDAQ Rules. Mr. Carmen is not an independent director but was appointed by the Board of Directors invoking NASDAQ Rule 4350(d)(2)(B). This NASDAQ Rule allows a board of directors to appoint a director, who is not independent under the NASDAQ Rules, to an audit committee if it determines that there are exceptional and limited circumstances whereby this individual’s membership on the committee is in the best interests of the company and its shareholders and such company’s board of directors discloses the nature of the relationship and the reasons for that determination.

With respect to Mr. Carmen’s relationship with the Company, Mr. Carmen previously provided consulting services to the Company from October 2001 until June 2005 relating to the development of federal government strategy in connection with the Company’s introduction and sale of its very-low-TSNA smokeless tobacco products. The Company had made payments to Mr. Carmen of approximately $20,000 in 2004 and a final payment of $104,00 in 2005 related to outstanding invoices for services rendered primarily in 2001 and 2002. Mr. Carmen has not been providing services to the Company on a fee basis for a substantial period of time. The Company anticipates appointing other directors who would meet the NASDAQ’s rules for independence to serve on the Audit and Compensation Committees following the Annual Meeting, but the Company wanted each of these Committees to have three members in the interim. Further, the Board of Directors concluded that the other members of the Audit Committee would not have the type of business experience and expertise that would allow them to be certified as a financial expert for purposes of their service on that Committee. The Board of Directors determined that Mr. Carmen had extensive experience both in the private and public sectors in the role of chief executive officer or a comparable role and, therefore, had the expertise to qualify as a financial expert under the NASDAQ Rules and to handle complex business issues including compensation matters. Given the before mentioned circumstances, the Board of Directors believed that exceptional circumstances existed sufficient to elect Mr. Carmen to the Audit Committee.

The Audit Committee met seventeen times during 2005. The Audit Committee and the Board of Directors have adopted a charter for the Audit Committee setting forth the structure, powers and responsibilities of the Audit Committee. Pursuant to the charter, the Audit Committee is comprised of at least three members appointed by the Board of Directors, each of whom satisfy the NASDAQ membership requirements of independence and financial literacy. Our Audit Committee has determined that Mr. Carmen is an audit committee financial expert as that term is defined under the Securities Exchange Act of 1934. Under its charter, the responsibilities of the Audit Committee include:

•	reviewing and recommending to the Board of Directors annually the selection of the independent auditors;

•	reviewing and discussing with management significant accounting matters;

•	discussing with the independent auditors the conduct of the audit, the adequacy and effectiveness of the Company’s accounting and financial controls and the written disclosures required by Independence Standards Board Standard 1 regarding auditor independence;

•	approving the audited financial statements of the Company to be included in the Company’s Annual Report on Form 10-K; and

•	pre-approving all audit and non-audit services and fees associated with the Company’s independent auditors.

The Compensation Committee.    The Compensation Committee consists of Dr. Chapman, who served as the Chair, and Messrs. Carmen and Tonkin. As stated previously, Messrs. Tonkin and Chapman both qualify as independent directors under the NASDAQ Rules. Mr. Carmen is not an independent director, but was appointed by Board of Directors invoking NASDAQ Rule 4350(c)(3)(c) based upon the same considerations that were disclosed previously with respect to Mr. Carmen’s appointment to the Audit Committee.

The Compensation Committee is responsible for:

•	recommending to the Board of Directors salaries, bonuses and other forms of compensation for executive officers of the Company, including without limitation stock options, restricted shares and other forms of equity compensation;

•	considering and adopting changes in the Company’s compensation structure as applicable to all non-executive officer employees, including, but not limited to, salaries and benefits;

•	recommending to the Board of Directors changes in director compensation;

•	performing such duties and exercising such authority as, under the terms of the Company’s 1998 Stock Option Plan, the 2000 Equity Incentive Plan and 2000 Performance Bonus Plan, may be assigned to a committee of the Board; and

•	performing such other duties and exercising such other authority as may be assigned from time to time to the Committee by the Board of Directors.

The Compensation Committee met four times during 2005.

The Nominating Committee. The Nominating Committee consists of Messrs. Chapman and Tonkin, each of whom qualify as independent directors under the NASDAQ rules. The Nominating Committee was formed in January 2002 and met once in 2005. The Board of Directors has adopted a charter for the Nominating

Committee, setting forth the structure, powers and responsibilities of the Nominating Committee. The Nominating Committee has the authority to nominate persons to stand for election to the Board of Directors. The Nominating Committee may consider the following criteria, as well as any other factors the Committee deems appropriate, in recommending candidates for election to the Board of Directors: (1) personal and professional integrity; (ii) business judgment; (iii) experience in management and in the Company’s industry; (iv) experience as a board member of another publicly held company; and (v) academic expertise in an area of the Company’s operations. The Nominating Committee will also consider stockholder suggestions for nominees for director, although there are no formal procedures for stockholders to nominate persons to serve as directors.

Board of Directors Compensation

Each independent director of the Company, as so classified by the Board of Directors (“Independent Directors”), is granted a stock option to purchase up to 50,000 shares of Common Stock on the date such Independent Director is first elected to the Board of Directors, vesting in equal installments on each of the first two anniversaries of the date of grant. As an annual retainer, each Independent Director additionally receives a stock option to purchase up to 50,000 shares of Common Stock granted on each anniversary of such Independent Director’s initial election to the Board of Directors, exercisable immediately. Each stock option granted to an Independent Director under the Company’s 2000 Equity Incentive Plan will be exercisable at a price equal to the fair market value of the Common Stock on the date of grant (as determined in accordance with the Plan).

Each Independent Director also receives a payment of $4,500 for his participation in each meeting of the Board of Directors and any committee meeting attended personally and $3,500 for his participation in each meeting of the Board of Directors and any committee meeting attended telephonically, subject to a cap of $6,000 for multiple in-person or telephonic meetings on the same day. Additionally, the chairman of the Audit Committee receives a separate fee of $20,000 per year for services in that capacity.

If Mr. Tonkin, Dr. Chapman, Mr. Oken, and Mr. Vorhoff are duly elected at the Annual Meeting, they will be designated as Independent Directors. The designation on independence by the Company is intended solely for the purpose of clarifying which directors are entitled to compensation for their services as directors. Directors not designated as Independent Directors generally are those who in the past have been, or currently are being, compensated by the Company for other services rendered, or who have waived their right to receive director compensation. Directors who are employees receive compensation in their capacity as Company employees but do not receive any compensation for board or committee meetings, nor do they receive the “options package” made available to individuals serving as Independent Directors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of November 3, 2006, certain information with respect to the beneficial ownership of Common Stock by each beneficial owner of more than 5% of the Company’s voting securities, each director and each named executive officer, and all directors and executive officers of the Company as a group, except as qualified by the information set forth in the notes to this table. As of November 3, 2006, there were 79,151,415 shares of the Company’s common stock outstanding.

Name	Shares Beneficially Owned(1)	Percentage Owned(2)
Jonnie R. Williams(3)	16,577,819	22.2%

Kathleen M. O’Donnell as Trustee for Irrevocable Trust #1 FBO(4)	7,618,362	9.6%
Francis E. O’Donnell, Jr., M.D. and the Francis E. O’Donnell, Jr.
Descendants’ Trust 709 The Hamptons Lane Chesterfield, MO 63017

Paul L. Perito(5) 7475 Wisconsin Ave, Suite 850 Bethesda, MD 20814	2,817,500	3.6%

David C. Vorhoff(6)	1,302,308	1.6%

David M. Dean(7)	602,842	*

Christopher G. Miller(8)	437,542	*

Leo S. Tonkin(9)	375,000	*

Sheldon L. Bogaz(10)	281,957	*

Robert E. Pokusa(11) 7475 Wisconsin Ave, Suite 850 Bethesda, MD 20814	279,199	*

Marc D. Oken(12)	200,000	*

Gerald P. Carmen(13)	100,000	*

Christopher C. Chapman, Jr., M.D.(14)	100,000	*

All Directors, Executive Officers and Officers (11 Persons)		29.2%

* Denotes less than 1% beneficial ownership.

(1)	Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding such securities, but not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of voting stock shown as beneficially owned by them. Unless otherwise noted, the address for each of the above persons is c/o Star Scientific, Inc., 801 Liberty Way, Chester, Virginia 23836.

(2)	The “Percentage Owned” calculations are based on the outstanding shares of common stock as of November 3, 2006.

(3)	Includes 15,477,819 shares held by Mr. Williams. Also includes 1,100,000 shares held by Regent Court of which Mr. Williams is deemed to have beneficial ownership by virtue of his ownership interest in Regent Court and over which he shares voting and investment power with Dr. O’Donnell.

(4)	Includes 5,350,000 shares owned by a trust for the benefit of Francis E. O’Donnell, Jr., M.D., over which Kathleen O’Donnell, as trustee, has sole voting and investment power and 2,268,362 shares owned by a trust for the benefit of Dr. O’Donnell’s children over which Mrs. O’Donnell, as trustee, has sole voting and investment power. Excludes 400,000 shares owned by Hopkins Capital Group II, LLC, 200,000 shares owned by Hopkins Capital Group III, LLC and 200,000 shares owned by Hopkins Capital Group IV, LLC, each of which is a wholly-owned affiliate of Irrevocable Trust #1.

(5)	Includes 1,718,500 shares held by Mr. Perito, 1,000,000 shares which Mr. Perito has the right to acquire upon exercise of stock options that are presently exercisable and an aggregate of 99,000 shares held by his children or in trust for the benefit of his children, of which Mr. Perito disclaims beneficial ownership.

(6)	Includes 1,202,308 shares held by Mr. Vorhoff, 75,000 shares which Mr. Vorhoff has the right to acquire upon exercise of stock options and 25, 000 shares that he has the right to acquire upon exercise or stock options and that will vest and become exercisable on October 11, 2007.

(7)	Includes 350,000 shares that Mr. Dean has the right to acquire upon exercise of stock options that are presently exercisable and 1,100 shares owned by Mr. Dean’s spouse.

(8)	Includes 325,000 shares that Mr. Miller has the right to acquire upon exercise of stock options that are presently exercisable.

(9)	Includes 325,000 shares that Mr. Tonkin has the right to acquire upon exercise of stock options that are presently exercisable and 50,000 shares that will vest and become exercisable on November 20, 2006.

(10)	Includes 250,000 shares that Mr. Bogaz has the right to acquire upon exercise of stock options that are presently exercisable.

(11)	Includes 250,000 shares that Mr. Pokusa has the right to acquire upon exercise of stock options that are presently exercisable.

(12)	Includes 100,000 shares held by Mr. Oken, 75,000 shares which Mr. Oken has the right to acquire upon exercise of stock options and 25,000 shares that he has the right to acquire upon exercise or stock options and that will vest and become exercisable on October 11, 2007.

(13)	Includes 75,000 shares that Mr. Carmen has the right to acquire upon exercise of stock options and 25,000 shares that he has the right to acquire upon exercise of stock options and that will vest and become exercisable on September 22, 2007.

(14)	Includes 75,000 shares that Mr. Chapman has the right to acquire upon exercise of stock options and 25,000 shares that he has the right to acquire upon exercise of stock options and that will vest and become exercisable on September 22, 2007.

EXECUTIVE OFFICERS

Set forth below is biographical information for each executive officer of the Company who is not also a director.

Sheldon L. Bogaz.    Mr. Bogaz, 40, has served as Vice President of Trade Operations of Star Tobacco, Inc., the Company’s wholly-owned subsidiary, since October 2000 and is responsible for managing customer relationships, developing new business, and formulating and implementing pricing and trade programs. He served as the Vice President of Sales and Trade Operations of the Company from September 1995 to October 2000. Prior to joining the Company in 1995, Mr. Bogaz served as a Commercial Lender with NationsBank from 1992 to 1995. He holds a Bachelor of Science Degree in Business Administration from Virginia Commonwealth University.

David M. Dean.    Mr. Dean, 46, has served as Vice President of Sales and Marketing of the Company since November 1999. From 1998 to October 1999, he served as a Principal of Group Insurance Concepts of Virginia, L.L.C., an employee benefits consulting firm and an affiliate of Northwestern Mutual. From 1984 to 1998, Mr. Dean was employed with Trigon Blue Cross/Blue Shield in Richmond, Virginia, where he held a variety of executive positions over a 14 year period, including Vice President of the Eastern Region from 1994 to 1996, Vice President of Sales from 1996 to 1997 and Vice President of Sales and Account Management for the Eastern and Western Regions from 1997 to 1998. Trigon Blue Cross/Blue Shield was the largest health insurer in Virginia and was purchased during 2002 by Anthem. Mr. Dean is a graduate of Elon College.

Paul H. Lamb, III.    Mr. Lamb, 73, served as President of Star Tobacco from 1990 to 1994 and since 1998. He also has served as a director of Star Tobacco since 1990. He served as a consultant to the Company from 1994 until assuming his current position in December 1998. From 1986 to 1990, Mr. Lamb founded and operated Lamb Services, Ltd., an engineering consulting firm, and from 1958 to 1986 he was employed with Brown & Williamson Tobacco Corporation where he held a variety of engineering positions. Mr. Lamb served as a director of the Southside Regional Medical Center in Petersburg, Virginia for twenty-six years. Mr. Lamb graduated from Virginia Military Institute (VMI) with a degree in civil engineering.

Christopher G. Miller.    Mr. Miller, 48, served as the Company’s Acting Chief Financial Officer from April 2000 until September 2000, and as Chief Financial Officer beginning in September 2000 and served as a director of the Company from April 2000 to October 2004. He is a founder and serves as Chief Executive Officer of The Special Opportunities Group, LLC. Prior to his service at The Special Opportunities Group, Mr. Miller served as Chief Financial Officer of The Gilder Group from 1998 to 1999, Founder and Chief Executive Officer of American Healthcare, Ltd. from 1994 to 1998, Founder and Chief Executive Officer of International Medical Care, Ltd. from 1992 to 1993, and Chief Financial Officer and Executive Vice President of Hospital Corporation International from 1991 to 1992. Upon his graduation from Harvard Business School, Mr. Miller was employed by Bear Stearns Companies Inc. in New York as an Associate in Investment Banking. Mr. Miller serves on the Board of Directors of SignalQuest and Marco Polo Management Company. Mr. Miller graduated from the U.S. Military Academy at West Point in 1980 with a B.S. in engineering and received an MBA from Harvard Business School in 1987.

Robert E. Pokusa.    Mr. Pokusa, 55, has served as General Counsel of the Company since March 2001. From 1991 to March 2001, he was associated with Paul, Hastings, Janofsky & Walker LLP during which time he worked on a number of matters for the Company and concentrated his practice in the areas of complex civil litigation and administrative law. From 1980 to 1991, Mr. Pokusa was associated with the law firms of Perito, Duerk & Carlson; Finley, Kumble, Wagner, Hiney, Underburg, Manley, Meyerson & Casey; and Washington, Perito and Dubuc. Mr. Pokusa received his Bachelor of Arts Degree from Montclair State University and his law degree from The American University, Washington College of Law. He is a member of the Virginia and District of Columbia bars.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation paid to the Chief Executive Officer and each of the Company’s five other most highly compensated executive officers or key employees (the “Named Executives”) employed by the Company as of December 31, 2005, for services in all capacities to the Company and its subsidiary during or with respect to 2005, 2004, and 2003.

	Annual Compensation			Other Annual Compensation ($)(2)		Long Term Compensation Awards		All Other Compensation(4)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)			Restricted Stock Award ($)	Securities Underlying Options (#)(3)
Jonnie R. Williams Chief Executive Officer	2005 2004 2003	1,000,000 1,000,000 1,000,000	— — —	97,100 116,956 53,353	(5)	— — —	— — —	— — —

Paul L. Perito Chairman, President and Chief Operating Officer	2005 2004 2003	1,000,000 1,000,000 1,000,000	— — —	1,878,326 65,352 49,013	(6)	— — —	— — —	— — —

David M. Dean Vice President of Sales and Marketing	2005 2004 2003	295,054 295,054 295,054	1,500 1,500 2,449	6,609 14,792 11,776		— — —	— — —	— 6,128 5,107

Christopher G. Miller Chief Financial Officer	2005 2004 2003	225,000 230,577 171,254	— — —	148,306 10,352 7,793	(7)	— — —	— — —	— 3,808 3,505

Sheldon L. Bogaz Vice President, ST	2005 2004 2003	150,000 111,538 141,089	125,000 167,341 82,051	2,939 1,310 —		— — —	— — —	4,414 1,817 3,770

Robert E. Pokusa General Counsel	2005 2004 2003	385,000 401,354 368,846	1,500 1,500 1,500	8,045 3,763 19,126		— — —	— — —	6,219 9,534 7,862

(1)	The Company did not make any long-term incentive plan payouts in 2005, 2004, or 2003.

(2)	Except as otherwise noted, the compensation reported in this column consists of automobile expenses and insurance premiums.

(3)	The Company did not award any stock appreciation rights to the executive officers in 2005, 2004 or 2003.

(4)	The only compensation reported in this column are the Company’s matching contributions to its 401(k) Plan.

(5)	This total is comprised of $65,596 for automobile expenses and $51,360 for insurance premiums.

(6)	This total is comprised of $1,782,467 in imputed income to the officer as a result of the payment of $300,000 in full satisfaction of an 85% nonrecourse and unsecured $2 million promissory note, including nonrecourse interest receivable, which the Company wrote-off on July 27, 2005; $33,743 for automobile expenses and $62,116 for insurance premiums.

(7)	This total is comprised of $136,501 for the receipt of 25,000 shares of the Company’s stock on April 21, 2005; $4,498 for automobile expenses and $7,307 for insurance premiums.

Option Grants During 2005

There were no stock options granted to the Named Executive Officers during 2005.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

The following table sets forth, for the Named Executives, certain information concerning options exercised during the fiscal year ended December 31, 2005, and the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2005. The values for “in-the-money” options are calculated by determining the difference between the fair market value of the securities underlying the options as of December 31, 2005 ($2.35 per share) and the exercise price of the officer’s options. The Company has never issued stock appreciation rights.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-The-Money Options at December 31, 2005 ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jonnie R. Williams	—	—	—	—	—	—
Paul L. Perito	—	—	1,000,000	—	665,000	—
David M. Dean	—	—	325,000	—	—	—
Sheldon L. Bogaz	—	—	250,000	—	—	—
Christopher G. Miller	25,000	18,625	300,000	—	134,750	—
Robert E. Pokusa	—	—	250,000	—	290,030	—

The Company does not have a defined benefit plan or actuarial pension plan. During 2005, the Company did not have a “long-term incentive plan”, and the Company did not make any “long-term incentive awards,” as such terms are defined in Item 402 of Regulation S-K. During 2005, no stock options were exercised by any optionee.

Equity Plan Compensation Information

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by Shareholders	4,924,500	$2.79	2,568,500
Equity Compensation Plans Not Approved by Shareholders(1)	145,000	$1.00	0

Total	5,069,500		2,568,500

(1)	Includes a total of 125,000 non-qualified options to purchase shares of common stock at an exercise price of $3.375 granted to five consultants on September 24, 1999 pursuant to individual option agreements. These options fully vested on the date of grant and expired on July 7, 2004. Also includes 145,000 non-qualified options to purchase shares of common stock at an exercise price of $1.00 granted to a consultant on June 1, 2000 pursuant to an individual option agreement. These options fully vested on the date of grant and expire on March 1, 2009, if unexercised. The Company has also granted warrants to purchase shares of common stock of the Company to two consultants. Specifically, on December 20, 2000, the Company issued 210,526 warrants to purchase shares of common stock at an exercise price of $2.375 to a consultant. These warrants fully vested on the date of issuance and expire ten years thereafter, or if earlier, two years after the holder’s consulting agreement with the Company is terminated. The Company also issued 200,000 warrants to purchase shares of our common stock at an exercise price of $2.020 on March 20, 2002 to another consultant. These warrants fully vested on or prior to July 1, 2002 and will expire on the ten-year anniversary of the date of grant.

Employment Agreements

On December 30, 2005, the Company entered into a Second Amended and Restated Executive Employment Agreement (the Employment Agreement) with Mr. Perito, which amended and restated an amended and restated employment agreement entered into in June 2002, which had amended and restated the original employment agreement entered into with Mr. Perito in April 1999. The Employment Agreement has a term of one year and expires on December 31, 2006. The Employment Agreement provides Mr. Perito with a $1.0 million base salary. In addition, the Board at its discretion would be entitled to award a performance bonus to Mr. Perito if the Company prevails on the defense and motions that are pending in its patent infringement lawsuit and provides that the Company and Mr. Perito will seek to set other bonus criteria for the year on or before March 30, 2006. Upon termination by the Company of Mr. Perito’s employment For Cause (as defined in the Employment Agreement) or by Mr. Perito voluntarily, the Company will be obligated to pay to Mr. Perito all salary then due and payable through the date of termination but Mr. Perito will not be entitled to any severance compensation or any accrued vacation pay or bonuses. Upon termination by the Company of Mr. Perito’s employment without cause or by Mr. Perito for Good Reason (as defined in the Employment Agreement), the Company will be obligated to pay to Mr. Perito all salary, benefits, bonuses and other compensation that would be due under the Employment Agreement through the end of the term of the Employment Agreement. Upon termination of Mr. Perito’s employment as a result of his death or disability, the Company will be obligated to pay to Mr. Perito all salary and benefits, but not bonuses and other compensation, that would be due under the Employment Agreement. Consistent with Mr. Perito’s original employment agreement with the Company, in connection with certain transactions that may result in a change in voting control of the Company (each, a “Disposition Transaction”), certain changes in the Company’s senior management, or a removal or replacement of a majority of the Board of Directors, Mr. Perito will be entitled to terminate the employment agreement, to receive a one-time termination payment of $2.5 million and to participate in the Disposition Transaction upon the same terms and conditions as certain principal stockholders of the Company. The Company also will be obligated to reimburse Mr. Perito for any taxes that may become due as a result of the application of Section 280G of the Internal Revenue Code to the payment described in the preceding sentence.

On July 27, 2005, Mr. Perito tendered to the Company a payment of $300,000 as full satisfaction of a nonrecourse and unsecured $2 million promissory note issued to the Company in 1999. Mr. Perito issued the note in 1999 to purchase two million shares of the Company’s common stock. Under its terms, the $2 million promissory note was nonrecourse as to accrued interest and 85% of the principal amount of the note, and reflected an inducement to Mr. Perito to join the Company and resign his senior partnership with a national law firm. In connection with the payment by Mr. Perito, the Company has incurred an expense of $1.8 million due to the write-off of $1.7 million of the note receivable due and approximately $0.1 million of accrued interest. In connection with Mr. Perito’s original 1999 Employment Agreement, Mr. Perito was also granted qualified stock options to purchase 1,000,000 shares of Common Stock at $1 11/16 per share, the price of the Common Stock on the date of grant. Such options vested immediately.

On December 30, 2005, the Company entered into an Executive Employment Agreement (the Employment Agreement) with Mr. Williams that is parallel to the Employment Agreement entered into with Mr. Perito, consistent with Messrs. Williams and Perito having parallel compensation packages in prior years. The Employment Agreement has a term of one year and expires on December 31, 2006. The Employment Agreement provides Mr. Williams with a $1.0 million base salary. In addition, the Board at its discretion would be entitled to award a performance bonus to Mr. Williams if the Company prevails on the defense and motions that are pending in its patent infringement lawsuit and provides that the Company and Mr. Williams will seek to set other bonus criteria for the year on or before March 30, 2006. Upon termination by the Company of Mr. Williams’ employment For Cause (as defined in the Employment Agreement) or by Mr. Williams voluntarily, the Company will be obligated to pay to Mr. Williams all salary then due and payable through the date of termination but Mr. Williams will not be entitled to any severance compensation or any accrued vacation pay or bonuses. Upon termination by the Company of Mr. Williams’ employment without cause or by Mr. Williams for Good Reason (as defined in the Employment Agreement), the Company will be obligated to pay to Mr. Williams all salary, benefits, bonuses and other compensation that would be due under the Employment Agreement through the end of the term of the Employment Agreement. Upon termination of Mr. Williams’ employment as a result of his death or disability, the Company will be obligated to pay to Mr. Williams all salary and benefits, but not bonuses and other compensation, that would be due under the Employment Agreement. Consistent with Mr. William’s employment agreement with the Company, in connection with certain transactions that may result in a change in voting control of the Company (each, a “Disposition Transaction”), certain changes in the Company’s senior management, or a removal or replacement of a majority of the Board of Directors, Mr. Williams will be entitled to terminate the employment agreement, to receive a one-time termination payment of $2.5 million and to participate in the Disposition Transaction upon the same terms and conditions as certain principal stockholders of the Company. The Company also will be obligated to reimburse Mr. Williams for any taxes that may become due as a result of the application of Section 280G of the Code to the payment described in the preceding sentence.

On October 6, 2000, the Company entered into an employment agreement with David Dean, as the Vice President of Sales and Marketing, which was to expire on December 31, 2001. In addition to a $250,000 base salary, the agreement provided for a commission on the sale of cigarettes made by the Company up to a maximum of $250,000 per year during 2000 and 2001. The agreement with Mr. Dean also granted him the right to purchase 350,000 shares of Common Stock at $4.00 per share, of which 175,000 options vested as of the date of the employment agreement, and the remaining balance of 175,000 options vested in equal monthly increments over the twelve-month period following execution of the employment agreement. Upon termination by the Company of Mr. Dean’s employment without Cause or by Mr. Dean for Good Reason (as defined in the employment agreement), the agreement provided that the Company would be obligated to pay to Mr. Dean all salary and commissions that would be due under the employment agreement through the end of the term of the employment agreement. Under the terms of Mr. Dean’s employment agreement, termination for Good Reason included, but was not limited to, certain transactions resulting in a change in voting control of the Company or a disposition of a majority of the Company’s income producing assets. Furthermore, in the event Mr. Dean did not accept the position of president and chief operating officer of Star Tobacco, Inc. in the event of a sale of Star Tobacco, Inc., Mr. Dean could terminate his employment for Good Reason. Pursuant to a separate letter agreement, Mr. Dean’s employment agreement continues on a month-to-month basis as described above, except that Mr. Dean is not entitled to any commission for cigarette sales.

On September 15, 2000, the Company entered into an employment agreement with Christopher G. Miller, the Chief Financial Officer, which was to expire on September 15, 2002, with certain renewal options. In addition to a $120,000 base salary, the agreement provided for annual performance bonuses as approved by the Compensation Committee. The agreement with Mr. Miller also granted him the right to purchase 50,000 shares of Common Stock at $4.00 per share, of which 25,000 shares vested on September 15, 2001 and 25,000 shares vested on September 15, 2002. As of March 15, 2001, the Company entered into an Amended and Restated Employment Agreement with Mr. Miller, which expired on March 15, 2003. In addition to a base salary of $225,000, the agreement provides for discretionary performance bonuses as approved by the Compensation Committee. This amended and restated agreement superseded the September 15, 2000 employment agreement, except as to the option granted to Mr. Miller under that agreement. The amended and restated agreement with Mr. Miller also granted him the right to purchase 250,000 shares of Common Stock at $1.844 per share, of which 100,000 options vested immediately, 100,000 vested on March 15, 2002, and 50,000 vested on September 15, 2002. Upon termination by the Company of Mr. Miller’s employment without Cause, the Company will be obligated to pay to Mr. Miller severance payments equal to six months salary, paid on a monthly basis. Furthermore, if there is a change of control of the Company (as defined in the employment agreement), and Mr. Miller’s agreement does not continue in effect after such a change in control, the Company will, within 60 days of notifying Mr. Miller of such termination, pay to Mr. Miller (a) a lump sum payment equal to all salary then due and payable and (b) severance payments equal to six months salary, paid on a monthly basis. Pursuant to the terms of the employment agreement, Mr. Miller is currently employed on a month-to-month basis.

On March 30, 2001, the Company entered into an employment agreement with Robert E. Pokusa, the General Counsel, which expired on March 30, 2004. The agreement provides for a base salary of $385,000 and for discretionary annual bonuses as approved by the Company’s Chief Operating Officer and the Chief Executive Officer. The agreement also granted Mr. Pokusa the right to purchase 50,000 shares of Common Stock at $1.4688 per share of which 25,000 shares vested on March 30, 2001 and 25,000 vested on March 30, 2002. Upon termination by the Company of Mr. Pokusa’s employment agreement without cause, the Company will be obligated to pay to Mr. Pokusa severance payments equal to six months salary, paid on a monthly basis. Furthermore, if there is a change in control of the Company (as defined in the employment agreement), and Mr. Pokusa’s agreement does not continue in effect after such change of control, the Company will, within 60 days of notifying Mr. Pokusa of such termination, pay to Mr. Pokusa (a) a lump sum payment equal to all salary then due and payable and (b) severance payments equal to six months salary, paid on a monthly basis. Pursuant to the terms of the employment agreement, Mr. Pokusa is currently employed on a month-to-month basis.

COMPENSATION COMMITTEE REPORT

The Compensation Committee underwent a change in membership during 2005. Through September 22, 2005, the Compensation Committee consisted of Mr. Tonkin, who served as the Chair, and Messrs. Bartels and Kelley. Effective September, 22, 2005, Messrs. Bartels and Kelley resigned from the Board of Directors and the remaining Board of Directors elected Gerald P. Carmen and Christopher C. Chapman, Jr., M.D., as two new directors, to serve on the Compensation Committee. Dr. Chapman subsequently replaced Mr. Tonkin as the chair of the Committee. As stated previously, Messrs. Tonkin and Chapman both qualify as independent directors under the NASDAQ Rules. Mr. Carmen is not an independent director under the NASDAQ rules but was appointed by our board invoking NASDAQ Rule 4350(c)(3)(c). The Compensation Committee met on several occasions in order to examine the Company’s compensation structure, and to determine the proper levels and components of the compensation of the Company’s senior management.

The Compensation Committee considered four types of compensation in determining total compensation for the Company’s senior management:

•	base salary;

•	bonus;

•	stock-based awards; and

•	benefits.

Mr. Williams has served as the Company’s Chief Executive Officer since November 1999. In 2005, Mr. Williams did not have an employment contract with the Company. The determination of Mr. Williams’ base salary during 2005 was based on several factors, including:

•	Mr. Williams’ technical expertise and prior contributions to the Company;

•	the market and economic performance of the Company; and

•	prevailing employment market and employee retention considerations.

The base salaries for Messrs. Perito, Pokusa, Miller and Dean during fiscal 2005 were set in accordance with employment contracts which were approved by the Board of Directors, while Mr. Bogaz’s base salary was based on factors similar to those used in determining Mr. Williams base salary.

At the 2000 Annual Meeting of Stockholders, the Company’s stockholders approved the Company’s 2000 Performance Bonus Plan (the “Bonus Plan”), which had been earlier approved by the Committee and the Board of Directors. The Plan was adopted in order to facilitate compliance by the Company with Section 162(m) of the Internal Revenue Code of 1986 (the “Code”).

While all aspects of the Company’s senior management compensation are related to corporate performance, the discretionary bonus payments under the Bonus Plan are the most closely tied to the Company’s performance. While no bonuses were awarded in 2005 under the Bonus Plan, the Compensation Committee intends to continue to use incentive bonuses as a portion of overall compensation for the Company’s senior management pursuant to the terms of the Bonus Plan.

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation of more than $1 million paid in any year (not including amounts deferred) to a corporation’s chief executive officer and to the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company believes that all salaries paid in 2005 are deductible under Section 162(m) but that amounts attributable to the Company’s CEO and COO (i.e., “Other Annual Compensation”) may not be deductible. Compensation in future years may not be structured to comply with Section 162(m) if the Compensation Committee and the Board of Directors determine that the benefits of payment of non-compliant compensation is in the Company’s best interests.

Members of the Compensation Committee

Christopher C. Chapman, Jr., M.D., Chair

Gerald P. Carmen

Leo S. Tonkin

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2005:

•	None of the members of the compensation committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•	None of the members of the compensation committee, with the exception of Mr. Carmen as disclosed in this proxy statement, entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeds $60,000;

•	None of the Company’s executive officers served on the compensation committee (or another board committee with similar functions) of any entity where one of that entity’s executive officers served on the Company’s compensation committee;

•	None of the Company’s executive officers was a director of another entity where one of that entity’s executive officers served on the Company’s compensation committee; and

•	None of the Company’s executive officers served on the compensation committee (or another board committee with similar functions) of another entity where one of that entity’s executive officers served as a director on the Company’s Board of Directors.

PERFORMANCE GRAPH

The following Performance Graph compares the performance of the Company’s cumulative stockholder return with that of a broad market index (S&P 500) and a published industry index (S&P Tobacco Index) for each of the most recent five fiscal years. The cumulative stockholder return for shares of common stock is calculated assuming that $100 was invested on December 29, 2000. The performance of each of the indices is shown on a total return (dividends reinvested) basis. The Company paid no cash dividends during the periods shown. The graph lines merely connect year-end dates and do not reflect fluctuations between those dates.

The S&P Tobacco Index includes leaf tobacco dealers and manufacturers of cigarettes and other tobacco products. While the Company currently derives most of its revenue from the sale of cigarettes, leaf tobacco and smokeless tobacco products, its central focus is the reduction of toxins in tobacco and tobacco products and the range of serious health hazards associated with the use of tobacco products. Accordingly, the Company’s primary corporate mission is to demonstrate the commercial viability of less toxic and potentially less harmful tobacco products and to encourage other tobacco manufacturers to utilize and/or sublicense the proprietary curing technology to which the Company is the exclusive licensee. For these reasons, the Company does not believe that the S&P Tobacco Index is closely representative of the Company’s business. However, the unique nature of the Company’s business does not easily lend itself to comparison with other industry indices.

The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Acts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has entered into a license agreement (the “License Agreement”) as the licensee with Regent Court Technologies, LLC, of which Jonnie R. Williams, the Company’s founder and Chief Executive Officer and Francis E. O’Donnell, Jr., M.D., the beneficiary of the O’Donnell Trust, which is the Company’s second largest shareholder (after Mr. Williams), are the owners. The License Agreement provides, among other things, for the grant of an exclusive, world-wide, irrevocable license to the Company, with the right to grant sublicenses, to make, use and sell tobacco and products containing tobacco under the licensor’s patent rights and know-how relating to the processes for curing tobacco so as to significantly prevent the formation of certain toxic carcinogens present in tobacco and tobacco smoke, namely the tobacco specific nitrosamines (TSNAs), and to develop products containing such tobacco, whether such patent rights and know-how are now in existence or hereinafter developed. The Company is obligated to pay to Regent Court a royalty of 2% on all net sales of products by it and any affiliated sublicensees, and 6% on all fees and royalties received by it from unaffiliated sublicensees, less any related research and development costs incurred by the Company. The License Agreement expires with the expiration of the last of any applicable patents. Twelve United States patents have been issued, and additional patent applications are pending in the United States and in approximately 80 foreign jurisdictions. To date, the Company has paid no royalties under the License Agreement. The License Agreement may be terminated by the Company upon 30 days written notice or by Regent Court if there is a default in paying royalties or a material breach by the Company or the purchase of Star Scientific’s stock or assets.

Mr. Williams and Dr. O’Donnell have in the past jointly owned an airplane and currently are the principals in a company, Starwood Industries, LLC (“Starwood”), that acquired an airplane in 2002. The Company has utilized the airplane for business travel throughout the United States and to Mexico to client, vendor and scientific or technical consultant locations that are not near or easily accessible to airports with regularly scheduled or frequent commercial airline services. In late 2002, the Company entered into an agreement with Starwood under which it agreed to pay $2,100 per hour for use of the aircraft up to a maximum amount in any month equal to Starwood’s total monthly payment for the aircraft. The agreement with Starwood Industries was amended in December 2005 to increase the hourly rate for use of the aircraft to $3,150 to take into account increases in costs and rental rates since 2002. Prior to this arrangement with Starwood in 2002 the Company made direct payments for expenses incurred to various arms-length vendors with respect to utilization of the airplane. Payments made by the Company to Starwood (or Messrs. Williams and O’Donnell as predecessors-in-interest to the airplane) with respect to aircraft expenses were $412,060 in 2005, $501,008 in 2004, $820,307 in 2003 and $656,310 in 2002 and were billed at cost.

On July 27, 2005, Mr. Perito tendered to the Company a payment of $300,000 as full satisfaction of a nonrecourse and unsecured $2 million promissory note issued to the Company in 1999. Mr. Perito issued the note in 1999 to purchase two million shares of the Company’s common stock. Under its terms, the $2 million promissory note was nonrecourse as to accrued interest and 85% of the principal amount of the note, and reflected an inducement to Mr. Perito to join the Company and resign his senior partnership with a national law firm.

In August 2001, the Company made loans to Messrs. Bogaz, Dean, Miller and Pokusa in the amount of $100,000, $180,000, $180,000 and $140,000 respectively, for the purpose of their purchasing shares of Common Stock from an affiliated entity (Irrevocable Trust #1 FBO Francis E. O’Donnell, Jr., M.D.). Each of the officers executed a Full Recourse Promissory Note having a term of four years with interest payments payable annually at a rate of prime plus 1%. On August 17, 2005, the Company purchased a total of 174,860 shares of the Company’s Common Stock from these four officers for an aggregate purchase price of $632,993.20. The proceeds of the sale were used by the officers to retire in full the outstanding loans made by the Company in August 2001. The shares were purchased by the Company at a price of $3.62 per share, the closing price of the Company’s Common Stock on August 16, 2005, as reported on the NASDAQ National Market System. Each officer represented to the Company that it would be necessary for him to sell the shares in open market transactions in order to achieve sufficient liquidity to pay off the loans if the Company did not purchase the shares directly. The officers, in turn, paid the Company an aggregate of $633,000 in full payment for the loans and all accrued interest. By repurchasing the shares, the Company was able to reduce the total number of shares of Common Stock outstanding, and concomitantly reduce the number of shares being offered for sale in the open market. The purchase of the shares was unanimously approved by the Company’s Audit Committee which consists of three “non-employee directors,” as such term is defined in Rule 16b-3(b)(3)(i) promulgated under the Securities Exchange Act of 1934, as amended, and as such the purchase of the shares was a disposition to the Company pursuant to Rule 16b-3(e) promulgated under the Exchange Act. The transaction occurred during a “trading window” for officers and directors pursuant to the Company’s policy against trading on inside information.

In early October 2003, Jonnie R. Williams, Star’s CEO and largest shareholder, loaned Star $2 million in funds for corporate purposes. In a letter dated November 7, 2003, Mr. Williams advised the Company that he would personally extend an additional $8 million (and with the funds previously loaned in October, a total of $10 million) to the Company on an as-needed basis until the Company returned to profitability. As of March 23, 2004, the advances to the Company were approximately $4.5 million. The Company subsequently entered into a loan agreement with Mr. Williams under which he agreed to make a total of $10.0 million available to the Company through March 31, 2005. The loan agreement provided that interest on the outstanding advances by Mr. Williams would be at a rate of 8% per annum on the outstanding balance. In November 2004, the $4.5 million of funds provided by Mr. Williams was repaid in full.

On September 22, 2005, the Board of Directors elected Ambassador Gerald P. Carmen as a new director. Mr. Carmen has previously provided consulting services to the Company from October 2001 to June 2005 relating to the development of federal government strategies in connection with the Company’s introduction and sale of its very low-TSNA smokeless tobacco products. For such services, the Company issued to Mr. Carmen options to purchase an aggregate of 230,000 shares of the Company’s Common Stock. Mr. Carmen subsequently exercised the options and sold the shares issued thereunder. Additionally, the Company has paid to Mr. Carmen for his consulting services an aggregate amount of $210,000, including a final payment of $104,000 received in March 2005.

On October 11, 2005, the Board of Directors elected David C. Vorhoff as a new director. Mr. Vorhoff is a co-founding Partner and President of McColl Partners, LLC, an investment banking firm that performed services for the Company in 2002 and 2003 in connection with a proposed transaction that was not consummated by the Company. In consideration for these services the Company paid McColl Partners an aggregate amount of $291,491, including a final payment of $68,631 in 2004. The payment of $68,631 in 2004 included a reimbursement of $57,502 for McColl Partners’ retention of outside counsel to assist in the Company’s proposed transaction described above. Additionally, in 2002 the Company issued to McColl Partners a warrant to acquire 200,000 shares of the Company’s common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, requires directors and executive officers and persons, if any, owning more than ten percent of a class of the Company’s equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company’s equity and equity derivative securities. Based solely upon a review of the copies of such reports and written representations from reporting persons, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent stockholders were complied with on a timely basis for the year ended December 31, 2005, except as follows. Due to administrative error by the Company, grants of the initial stock options for 50,000 shares of our Common Stock to directors Carmen and Chapman on September 22,2005 and directors Oken and Vorhoff on October 11, 2005, pursuant to the 2000 Equity Incentive Plan, were not timely reported. These grants have since been reported. Additionally, the purchase by Chris Miller, the Company’s Chief Financial Officer, of 25,000 shares of the Company’s Common Stock through a stock option exercise on April 21, 2005, was not timely reported. This purchase has since been reported.

PROPOSAL 2:

RE-APPROVAL OF THE 2000 PERFORMANCE BONUS PLAN

In 2000, the Board of Directors approved the 2000 Performance Bonus Plan (the “Bonus Plan”), and the Bonus Plan was approved by the stockholders of the Company at the 2000 Annual Meeting of the Stockholders. The purpose of the Bonus Plan is to provide executive officers with a meaningful incentive opportunity geared toward the achievement of specific performance goals. The Bonus Plan is being submitted for stockholder re-approval to meet the requirements for tax deductibility under Section 162(m) of the Internal Revenue Code (the “Code”).

Stockholders are requested in this Proposal 2 to re-approve the Bonus Plan as required by Section 162(m) of the Code. The principal features of the Bonus Plan are described in summary form below. However, the following summary of the Bonus Plan does not contain all of the terms and conditions of the Bonus Plan and is qualified in its entirety by reference to the Bonus Plan. A copy of the Bonus Plan in its entirety is on file with the SEC.

Upon re-approval by the Company’s stockholders, the Bonus Plan will become effective as of December 1, 2006, and will remain in effect until terminated by the Board of Directors or a committee of the Board of Directors; provided, however, that performance goals will be submitted to the Company’s stockholders for re-approval every five years or as otherwise required by Section 162(m) of the Code.

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to re-approve the Bonus Plan.

The Board of Directors recommends that the stockholders vote “FOR” re-approval of the 2000 Performance Bonus Plan.

Summary of the Bonus Plan

Administration.

The Bonus Plan will be administered by a committee of directors appointed by the Board of Directors, who are not current or former officers or employees of the Company and who are “independent directors” to the extent required by and within the meaning of Section 162(m) of the Code. Such committee may delegate to management of the Company responsibility for day-to-day administration of the Bonus Plan, following administrative guidelines approved from time to time by such committee. The Board of Directors has given the responsibility of administering the Bonus Plan to the Compensation Committee.

Subject to the limitations of the Bonus Plan, the Compensation Committee will from time to time: (i) select from the executive officers of the Company, those who shall participate in the Bonus Plan, (ii) grant award opportunities in such forms and amounts as it may determine, (iii) impose such limitations, restrictions, and conditions upon such awards as it may deem appropriate, (iv) adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Bonus Plan, and (v) take all other actions necessary or advisable for the implementation and administration of the Bonus Plan.

The Compensation Committee, in its sole discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Bonus Plan, or suspend or terminate it entirely; provided, however, that no such modification, amendment, suspension, or termination may, without the consent of a participant (or his or her beneficiary in the case of the death of the participant), reduce the right of a participant (or his or her beneficiary, as the case may be) to a payment or distribution under the Bonus Plan to which he or she is otherwise entitled.

Eligibility and Participation.

All employees who are actively employed by the Company as executive officers will be eligible to participate in the Bonus Plan, subject to certain limitations. Participation in the Bonus Plan will be determined by the Compensation Committee. Executive officers who are eligible to participate in the Bonus Plan will be apprised of the performance goals (“Performance Goals”) and related award opportunities for the relevant Measurement Periods. For purposes of the Bonus Plan, “Measurement Period” will mean a period of one fiscal year and/or one fiscal quarter, as determined by the Compensation Committee at the time the Performance Goals are established with respect to a particular award (“Target Incentive Award”) to be paid to a participant when planned performance results are achieved.

Award Determination.

The Compensation Committee must establish the Target Incentive Award for each participating executive officer and Performance Goals for each Measurement Period before 25% of the Measurement Period has elapsed. The criteria that may be selected by the Compensation Committee as Performance Goals have been updated in the Bonus Plan submitted for re-approval pursuant to this Proposal 2 to better coincide with the current business of the Company. Performance Goals selected by the Compensation Committee will be chosen from among the following factors, or any combination of the following factors, as the Compensation Committee deems appropriate: (a) increases in gross revenues; (b) reductions in costs; (c) increases in earnings before income taxes, depreciation and amortization; (d) increases in the market value of the Company’s stock; (e) increases in sales of cigarettes; (f) increases in the sale of low-TSNA smokeless tobacco products; (g) expansion of low-TSNA tobacco program; (h) successful prosecution of patent infringement claims relating to the patents to which the Company is the exclusive licensee; (i) agreements with third-parties for the license of the Company’s proprietary tobacco curing processes; (j) issuances of key patents; (k) development and/or commercialization of new products; and (l) formation or expansion of strategic alliances. The Compensation Committee may select the Performance Goals among the factors specified from Measurement Period to Measurement Period, which need not be the same for each executive officer in a given year. Once established, Performance Goals may not be changed during the relevant Measurement Period.

At the end of each Measurement Period, awards will be computed for each participant as determined by the Compensation Committee. Each individual award will be based upon the achievement of Performance Goals. The amount payable to a participant under the Bonus Plan for any fiscal year will not exceed $2,500,000.

Termination of Employment.

In the event a participant’s employment is terminated, for whatever reason, any award, in the sole discretion of the Compensation Committee, may be reduced or eliminated to reflect the Compensation Committee’s determination of the participant’s actual contribution to the achievement of the applicable Performance Goals. However, if a participant in the Bonus Plan is in the employ of the Company at the end of any Measurement Period, such participant shall be entitled to the Target Incentive Awards that may be payable in respect of Performance Goals achieved during such Measurement Period, even if subsequent to such period the participant ceases to be employed by the Company (or any affiliate).

Change in Control.

In the event of a change in control of the Company (as defined in the Bonus Plan), a participant as of the date of the change in control will be entitled to the Target Incentive Awards for the Performance Goals achieved during the Measurement Period in which the change in control occurs.

Federal Income Tax Consequences.

A recipient of an award under the Bonus Plan will recognize compensation income, for federal income tax purposes, in an amount equal to the award. The Company generally will be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the recipient provided the compensation meets the requirements of Section 162(m) of the Code. The Company may claim this deduction in its tax year ending with, or immediately after, the end of the recipient’s tax year in which the recipient recognized such income. Under Section 162(m) of the Code and regulations thereunder, no federal income tax deduction by a publicly held company is allowed for certain types of compensation paid to certain highly compensated employees to the extent that the amount of such compensation for a taxable year for any such individual exceeds $1 million. Section 162(m) excludes “performance based” compensation from its deductibility limits. Compensation realized upon the achievement of Performance Goals as provided in the Bonus Plan is considered “performance based” if it meets certain requirements. The Board of Directors believes that the Bonus Plan meets these requirements.

PROPOSAL 3:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Subject to stockholder ratification, the Audit Committee has appointed the firm of Aidman, Piser & Company, P. A. (“Aidman, Piser”) as the Company’s independent auditor to audit the Company’s financial statements for 2006. Although ratification is not required by law, the Board of Directors believes that stockholders should be given the opportunity to express their view on the subject. While not binding on the Audit Committee, if the stockholders do not ratify this appointment, the appointment will be reconsidered by the Audit Committee. Representatives of Aidman, Piser are expected to be present at the Annual Meeting, at which time they will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Aidman, Piser as the Company’s independent auditor.

The Board of Directors recommends you vote “FOR” ratification of Aidman, Piser & Company, P.A. as the Company’s independent auditor.

Fees Paid to Aidman, Piser

The following table sets forth the aggregate fees and expenses billed to us by Aidman, Piser for the fiscal years ended December 31, 2004 and December 31, 2005:

	2004	2005
Audit Fees	$248,000	$316,000
Audit Related Fees	78,000	67,000
Tax Fees	80,000	93,000
All Other Fees	0	0

Total	$406,000	$476,000

The fees listed above under “Audit Fees” are fees billed in connection with the audit of the Company’s annual financial statements included in the Company’s annual reports on Form 10-K for the years ended December 31, 2005 and December 31, 2004, and the review of financial statements included in the Company’s quarterly reports on Form 10-Q filed with the SEC during the years ended December 31, 2005 and December 31, 2004.

The fees listed above under “Audit Related Fees” are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and internal control over financial reporting, including services in connection with assisting the Company in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations.

The fees listed above under “Tax Fees” are fees billed for services in connection with tax compliance, tax advice and tax planning, including services in connection with the Company’s submission of a private letter ruling request to the IRS relating to the deductibility of funds placed in escrow by the Company pursuant to the tobacco Master Settlement Agreement.

There were no other fees billed by Aidman, Piser relating to any other services.

The Audit Committee has determined that the provision of non-audit services to us by Aidman, Piser is compatible with maintaining its independence. The Audit Committee maintains policies and procedures for the pre-approval of work performed by the independent auditors in that, under the Audit Committee charter, all auditor engagements must be approved in advance by the Audit Committee. All of the services provided to the Company by Aidman, Piser during 2005 were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

In accordance with a written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the Company’s financial reporting processes. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380).

In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee, and has discussed with the independent auditors the auditors’ independence from the Company and its management. In addition, the Audit Committee has considered whether the provision of the non-audit related services, as disclosed in Proposal 3, is compatible with maintaining their independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s accounting principles.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements of the Company for the year ended December 31, 2005, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as amended, filed with the Securities and Exchange Commission on March 14, 2006. The Audit Committee also recommended to the Board of Directors, subject to stockholder ratification, the selection of Aidman, Piser & Company, P.A. as the Company’s independent accountants for 2006, and the Board of Directors concurred in its recommendation.

Members of the Audit Committee

Leo S. Tonkin, Chair

Gerald P. Carmen

Christopher C. Chapman, Jr., M.D.

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 (together, the “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

PROPOSALS BY OUR STOCKHOLDERS

Stockholder proposals intended for inclusion in next year’s proxy statement should be sent to: Star Scientific, Inc., 801 Liberty Way, Chester, Virginia 23836, Attention: Secretary and must be received by July 18, 2007.

Rule 14a-5(e) promulgated under the Securities Exchange Act of 1934 additionally provides that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify our Secretary of this proposal in writing at least 45 days prior to the anniversary of the date on which we mailed our proxy materials for the prior year’s annual meeting of stockholders. Accordingly, for our 2007 annual meeting, any notification must be made by October 1, 2006. If during the prior year we did not hold an annual meeting, or if the date of the meeting has changed more than 30 days from the prior year, then notice must be received a reasonable time before we mail our proxy materials for the current year. The stockholder must be a stockholder of record both at the time of giving notice and at the time of the annual meeting. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver of our right to do so at any time in the future.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information filing requirements of the Securities Exchange Act of 1934 and, in accordance with the Exchange Act, file certain reports and other information with the SEC relating to our business, financial condition and other matters. You may read and copy any reports, statements or other information that the Company filed with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of these materials can be obtained, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, NE, Washington, DC 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information.

Any person from whom proxies for the meeting are solicited may obtain, if not already received, from the Company, without charge, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended, by written request addressed to Star Scientific, Inc., 801 Liberty Way, Chester, Virginia 23836, Attention: Investor Relations Department. The Annual Report on Form 10-K is not soliciting material and is not incorporated in this document by reference.

In order to obtain any documents you request from the Company in time for the Annual Meeting, you must request the documents from the Company by Friday, December 8, 2006, which is five business days prior to the date of the annual meeting.

You should rely only on the information contained in this document to vote your shares of common stock at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated November 15, 2006. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders does not create any implication to the contrary. This document does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such solicitation in that jurisdiction.

APPENDIX A

STAR SCIENTIFIC, INC.

2000 PERFORMANCE BONUS PLAN

SECTION 1. ESTABLISHMENT AND PURPOSE

1.1    Establishment of the Plan. Star Scientific, Inc., a Delaware corporation, hereby establishes an annual incentive compensation plan to be known as the “Star Scientific Inc. 2000 Performance Bonus Plan”, as set forth in this document. The Plan permits the awarding of annual cash bonuses to Executive Officers of the Company, based on the achievement of pre-established Performance Goals.

Upon approval by the Board of Directors of the Company, subject to approval by the Company’s stockholders, the Plan shall become effective as of the Effective Date and shall remain in effect until terminated by the Board or Committee as provided by Section 12 hereof; provided, however, that Performance Goals shall be submitted to the Company’s stockholders for approval every five years or as otherwise required by Section 162(m) of the Code.

1.2    Purpose. The purpose of this Plan is to motivate the Executive Officers of the Company through awards of annual cash bonuses to achieve strategic, financial and operating objectives, which awards are intended to qualify as performance-based compensation deductible by the Company under section 162(m) of the Code.

SECTION 2. DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings set forth below (unless otherwise expressly provided) and, when the defined meaning is intended, the term is capitalized.

2.1    “Board” or “Board of Directors” means the Board of Directors of the Company.

2.2    “Change in Control” means (i) any consolidation or merger involving the Company if the stockholders of the Company immediately before such merger or consolidation do not own, directly or indirectly, immediately following such merger or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of such securities immediately before such merger or consolidation; (ii) any sale, lease, license, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the business and/or assets of the Company or assets representing over 50% of the operating revenue of the Company; or (iii) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who is not, on the date hereof, a “controlling person” (as defined in Rule 405 under the Securities Act of 1933, as amended) (a “Controlling Person”) of the Company shall become (x) the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of over 50% of the Company’s outstanding common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally or (y) a Controlling Person of the Company.

2.3    “Code” means the Internal Revenue Code of 1986, as amended.

2.4    “Committee” means a committee of two (2) or more individuals, appointed by the Board to administer the Plan, pursuant to Section 3 hereof, who are not current or former officers or employees of the Company and who are “outside directors” to the extent required by and within the meaning of Section 162(m) of the Code.

2.5    “Company” means Star Scientific, Inc., a Delaware corporation (including any and all subsidiaries), and any successor thereto.

2.6    “Effective Date” means September 8, 2000, the date the Plan becomes effective.

2.7    “Employee” means a full-time, salaried employee of the Company.

2.8    “Exchange Act” means the Securities Exchange Act of 1934, as amended or any successor rule.

2.9    “Executive Officers” shall mean any executive officers of the Company designated by the Committee for purposes of qualifying payments under the Plan for exemption from Section 162(m) of the Code.

2.10    “Final Award” means the actual award earned during a Measurement Period by a Participant, as determined by the Committee at the end of the Measurement Period.

2.11    “Measurement Period” shall mean a period of one fiscal year and/or one fiscal quarter, as determined by the Committee at the time the Performance Goals are established with respect to a particular Target Incentive Award.

2.12    “Participant” means an Executive Officer who is actively participating in the Plan.

2.13    “Performance Goal” means a performance goal for an Executive Officer established by the Committee prior to the beginning of each Measurement Period (or as soon as practicable thereafter so long as the Performance Goals are established within the time period required by Section 162(m) of the Code).

2.14    “Plan” means the Star Scientific Inc. 2000 Performance Bonus Plan.

2.15    “Target Incentive Award” means the award to be paid to a Participant when planned performance results are achieved, as established by the Committee.

SECTION 3. ADMINISTRATION

The Plan shall be administered by the Committee. The Committee may delegate to management of the Company responsibility for day-to-day administration of the Plan, following administrative guidelines approved from time to time by the Committee.

Subject to the limitations of the Plan, the Committee shall: (i) select from the Executive Officers of the Company, those who shall participate in the Plan, (ii) grant award opportunities in such forms and amounts as it shall determine, (iii) impose such limitations, restrictions, and conditions upon such awards as it shall deem appropriate, (iv) interpret the Plan and adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan, and (v) make all other necessary determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee’s determinations on matters within its authority shall be conclusive and binding upon all parties. Any action by the Committee that would be violative of Section 162(m) of the Code shall be void.

SECTION 4. ELIGIBILITY AND PARTICIPATION

4.1    Eligibility. All Employees who are actively employed by the Company as Executive Officers shall be eligible to participate in the Plan, subject to the limitations contained herein.

4.2    Participation. Participation in the Plan shall be determined by the Committee based upon the criteria set forth herein. Executive Officers who are eligible to participate in the Plan shall be so notified in writing, and shall be apprised of the Performance Goals and related award opportunities for the relevant Measurement Period, as soon as is practicable.

4.3    No Right to Participate. No Participant shall at any time have a right to be selected for participation in the Plan for any Measurement Period, despite having previously participated in the Plan.

SECTION 5. AWARD DETERMINATION

5.1    Performance Goals. The Committee must establish the Target Incentive Award for each Executive Officer and Performance Goals for each Measurement Period before 25% of the Management Period has elapsed. Performance Goals to be used shall be chosen from among the following factors, or any combination of the following, as the Committee deems appropriate: (a) increases in gross revenues; (b) reductions in costs; (c) increases in earnings before income taxes, depreciation and amortization; (d) increases in the market value of the Company’s stock; (e) increases in sales of cigarettes; (f) increases in the sale of low-TSNA smokeless tobacco products; (g) expansion of low-TSNA tobacco program; (h) successful prosecution of patent infringement claims relating to the patents to which the Company is the exclusive licensee; (i) agreements with third-parties for the license of the Company’s proprietary tobacco curing processes; (j) issuances of key patents; (k) development and/or commercialization of new products; and (l) formation or expansion of strategic alliances. The Committee may select among the Performance Goals specified from Measurement Period to Measurement Period which need not be the same for each Executive Officer in a given period.

5.2    Non-adjustment of Performance Goals. Once established, Performance Goals shall not be changed during the relevant Measurement Period.

5.3    Final Award Determinations. At the end of each Measurement Period, Final Awards shall be computed for each Participant as determined by the Committee. Each individual award shall be based upon the achievement of Performance Goals. The Committee retains the discretion to eliminate or decrease the amount of the Final Award otherwise payable to a Participant. Prior to payment of any award, the Committee shall certify in writing the extent to which the Performance Goals and any other material terms were satisfied.

5.4    Limitations. The aggregate amount payable to a Participant under this Plan for any fiscal year shall not exceed $2,500,000.

SECTION 6. PAYMENT OF FINAL AWARDS

6.1    Form and Timing of Payment. Final Award payments shall be payable in cash as soon as practicable after the end of each Measurement Period.

6.2    Payment of Partial Awards. In the event a Participant no longer meets the eligibility criteria as set forth in the Plan during the course of a particular Measurement Period, the Committee may, in its sole discretion, pay a partial award for the portion of the Measurement Period the Executive Officer was a Participant, computed as determined by the Committee.

6.3    Unsecured Interest. No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

SECTION 7. CESSATION OR TERMINATION OF EMPLOYMENT

In the event a Participant’s employment with the Company ceases or is terminated, for whatever reason, the Final Award determined in accordance with Section 5.3 hereof may, in the sole discretion of the Committee, be reduced or eliminated to reflect the Participant’s actual contribution to the achievement of the applicable Performance Goals. However, if a participant in the Bonus Plan is in the employ of the Company at the end of any Measurement Period, such participant shall be entitled to the Target Incentive Awards that may be payable in respect of Performance Goals achieved during such Measurement Period, even if subsequent to such period the participant ceases to be employed by the Company (or any affiliate).

SECTION 8. RIGHTS OF PARTICIPANTS

8.1    Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

8.2    Nontransferability. No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge, and bankruptcy.

SECTION 9. BENEFICIARY DESIGNATION

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant and will be effective only when filed by the Participant in writing with the Committee during his or her lifetime. In the absence of any such designation, or if the designated beneficiary is no longer living, benefits shall be paid to the surviving member(s) of the following classes of beneficiaries, with preference for classes in the order listed below:

(a)	Participant’s spouse (unless the parties were divorced or legally separated by court decree);

(b)	Participant’s children (including children by adoption);

(c)	Participant’s parents (including parents by adoption); or

(d)	Participant’s executor or administrator.

SECTION 10. DEFERRALS

The Committee may permit a Participant to defer such Participant’s receipt of the payment of cash that would otherwise be due to such Participant at the end of a Measurement Period, such deferral to be upon such terms and conditions as the Committee may deem appropriate.

SECTION 11. CHANGE IN CONTROL

In the event of a Change in Control of the Company, a Participant as of the date of the Change in Control shall be entitled to the Participant’s Target Incentive Awards for the Performance Goals achieved during the Measurement Period in which the Change in Control occurs. Final Awards shall be payable in cash to the Participant as soon as administratively possible, but no later than thirty (30) days following the Change in Control.

SECTION 12. TERMINATION; AMENDMENT AND MODIFICATION

The Committee, in its sole discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however, that no such modification, amendment, suspension, or termination may, without the consent of a Participant (or his or her beneficiary in the case of the death of the Participant), reduce the right of a Participant (or his or her beneficiary, as the case may be) to a payment or distribution hereunder to which he or she is otherwise entitled.

SECTION 13. MISCELLANEOUS

13.1    Governing Law. The Plan, and all agreements hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware.

13.2    Withholding Taxes. The Company shall have the right to deduct from all payments under the Plan any Federal, state, or local taxes required by law to be withheld with respect to such payments.

13.3    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

13.4    Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Adopted on October 26, 2006 by the Board of Directors

STAR SCIENTIFIC, INC.

STAR SCIENTIFIC, INC.                                                                  Proxy

2006 ANNUAL MEETING OF STOCKHOLDERS

This proxy is solicited by the Board of Directors for the Annual Meeting of

Stockholders on December 15, 2006, 10:00 A.M.

The undersigned stockholder of Star Scientific, Inc., a Delaware corporation (the “Company”), hereby constitutes and appoints Christopher G. Miller, Paul L. Perito and Jonnie R. Williams, and each of them, as proxies (the “Proxy Holders”) for the undersigned, with full power of substitution in each, to attend the annual meeting of stockholders of the Company to be held in the James River Salon of The Omni Richmond Hotel, located at 100 South Twelfth Street, Richmond, Virginia, on Friday, December 15, 2006, at 10:00 a.m., local time, and any adjournment, continuation or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the annual meeting with all powers possessed by the undersigned if personally present at the annual meeting.

When properly executed, this Proxy will be voted in the manner directed herein by the undersigned stockholder(s). If this Proxy is executed, but no direction is given, this Proxy will be voted FOR the proposals set forth on the reverse side hereof. Stockholders who plan to attend the annual meeting may revoke their proxy by attending and casting their vote at the annual meeting in person.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of 2006 Annual Meeting of Stockholders and the proxy statement with respect thereto and hereby revoke(s) any proxy or proxies heretofore given with respect to such meeting.

(Continued and to be signed on other side.)

You Must Detach This Portion of the Proxy Card Before Returning it in the Enclosed Envelope

ò Please detach here ò

The Board of Directors Recommends a Vote “FOR” the Proposals set forth in the paragraphs below. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no instruction is indicated, such proxy will be voted “FOR” the proposals.

1. ELECTION OF DIRECTORS To serve one-year terms:	01 Christopher C. Chapman 04 Leo S. Tonkin	02 Marc D. Oken 05 David C. Vorhoff	03 Paul L. Perito 06 Jonnie R. Williams	☐ Vote FOR all nominees	☐ Vote WITHHELD from all nominees

(INSTRUCTION: To withhold authority to vote for any individual nominee, place an X in the box marked “FOR ALL NOMINEES” and write the number(s) of the nominee(s) in the box provided to the right.)

2. RE-APPROVAL OF THE 2000 PERFORMANCE BONUS PLAN	☐ For	☐ Against	☐ Abstain

3. RATIFICATION OF AIDMAN, PISER & COMPANY, P.A. AS INDEPENDENT AUDITORS FOR 2006.	☐ For	☐ Against	☐ Abstain

THESE PROPOSALS ARE FULLY EXPLAINED IN THE ENCLOSED NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT. TO VOTE YOUR PROXY PLEASE MARK BY PLACING AN “X” IN THE APPROPRIATE BOX, SIGN AND DATE THE PROXY.

I will attend the annual meeting. ☐ Address change? Mark Box ☐ Indicate changes below:	Dated: , 2006.

Signature(s) in Box

PLEASE SIGN name exactly as shown on reverse. Where there is more than one holder, each should sign. When signing as an attorney, administrator, executor, guardian or trustee or in another representative capacity, please add your title as such. If executed by a corporation or partnership, the proxy should be executed in the full corporate or partnership name and signed by a duly authorized person, stating his or her title or authority.